Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES CLOSURE OF LONDON, CANADA MANUFACTURING FACILITY

ELYRIA, Ohio - (February 12, 2014) - Invacare Corporation (NYSE: IVC) today announced its decision to close its London, Canada manufacturing facility by mid-2014. The closure of this plant, which produces long-term care beds and case goods, is part of the Company’s long-term strategy to remain cost competitive by optimizing its global supply chain.

Production of case goods currently manufactured in London will be transferred to the Invacare plant in Sanford, Florida. The long-term care beds production in London will be outsourced to a third-party with established FDA-registered manufacturing capabilities around the world. The third-party manufacturer has a significant focus on medical devices, including acute care bed production.

“While we regret the impact that this decision will have on our London associates, we believe this is an important step for the long-term health of the Company. We expect that this closure will result in long-term cost savings that will enhance our ability to compete in the healthcare market. The company to which we are outsourcing our long-term care bed production has a strong quality system, established competence in acute care bed production, a very efficient operation and advanced information systems. Taking advantage of their size and proven systems allows Invacare to reduce complexity within its long-term care business,” said Gerald B. Blouch, President and Chief Executive Officer.

The Company expects to incur project-related expenses of at least $3.5 million on a pre-tax basis across the second and third quarter of 2014. At this time, those costs are estimated to include approximately $1.4 million in one-time cash restructuring charges, approximately $1.1 million in non-cash restructuring charges and approximately $1.0 million in operating expenses during the closure. The Company expects minimal benefits in 2014, but it expects annualized savings of up to $2.7 million starting in 2015.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company currently has 5,400 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspections of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating to the Company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); the Company's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program covering nine metropolitan statistical areas that started in 2011 and the additional 91 metropolitan statistical areas that started on July 1, 2013); impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, which began on January 1, 2013, and the Company's ability to successfully offset such impact); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability or warranty claims; product recalls, including more extensive recall experience than expected; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.